Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Highpower International, Inc. on Form S-3 of our report dated March 28, 2017, with respect to our audits of the consolidated financial statements of Highpower International, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 appearing in the Annual Report on Form 10-K of Highpower International, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Guangzhou, China

April 13, 2017

GUANGZHOU OFFICE • Ste.1712 • CTF Finance Center • 6 Pearl River East Rd. • Pearl River New Town • Tianhe Dist., Guangzhou • 510623

Phone 8620.3877.0819 • Fax 8620.8072.0039 • www.marcumbp.com